UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                       December 19, 2006

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203
Westborough, Massachusetts	01581
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                       (508) 871-7046

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of an Acquisition or Disposition of Assets.

On December 19, 2006, TC Tuscarora Intermediate Limited Partnership, a wholly-owned subsidiary of the Partnership, completed the acquisition of an additional 49% general partnership interest in Tuscarora Gas Transmission Company (“TGTC”) for approximately $99.6 million, with Tuscarora Gas Pipeline Company (“TGPC”), a wholly-owned subsidiary of Sierra Pacific Resources.  The Partnership funded the purchase price with a loan under the credit facility that it entered into on December 12, 2006 with SunTrust Bank and other lenders.  The Partnership also indirectly assumed approximately $37 million of debt of TGTC. This acquisition increased the Partnership’s interest in TGTC to 98% from 49%. TransCanada Corporation (“TransCanada”), the parent company of TC PipeLines GP, Inc. and the sole general partner of the Partnership, indirectly holds a 1% ownership interest in TGTC. Pursuant to an agreement (the “Option Agreement”), for approximately one year after December 19, 2006, the Partnership will have an option to purchase the remaining 1% interest in TGTC from TGPC for $2 million, subject to certain closing adjustments.

The Partnership’s purchase agreement for the additional 49% general partnership interest and the Option Agreement were attached as exhibits to the Partnership’s November 1, 2006 Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated December 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
by: TC PipeLines GP, Inc., its general partner

	By:	/s/ Amy W. Leong
Amy W. Leong
Controller
Dated: December 19, 2006

Exhibit No.	Description

99.1	Press Release dated December 19, 2006